EXHIBIT 2

FEC HEADQUARTERS Vancouver, British Columbia E-mail: info@FECResources.com Website: http://www.FECResources.com

FEC RESOURCES RECEIVES CEASE TRADE ORDER FROM BCSC

Dateline: Vancouver, British Columbia

Ticker: “FECOF”

Date: May 16, 2025

FEC RESOURCES INC. (PINK LIMITED: FECOF) (“FEC” or the “Company”) reports that on May 15, 2025 it received a cease trade order (CTO) from the British Columbia Securities Commission (“BCSC”). The CTO requires that the trading of the Company’s securities must be ceased until the Company files its Audited Annual Financial Statements for the year ended December 31, 2024, its Management's Discussion and Analysis for the year ended December 31, 2024, the Certifications of the Chief Executive Officer and Chief Financial Officer for the year ended December 31, 2024, and its Annual Information Form for the year ended December 31, 2024.

Upon completion of the filing, and before trading in the securities of the Company is allowed to commence, the Executive Director of the BCSC also has to revoke the CTO.

The Company is currently working with its auditors to compelte the necessary filings and anticipates filing all the required documents before the end of May.

On behalf of the Board of,

FEC Resources Inc.

Daniel Carlos

Director and Chief Executive Officer

For more information please e-mail info@FECResources.com or visit the FEC Resources website at www.fecresources.com.